As filed with the Securities and Exchange Commission on July 11, 1997

                                                   Registration No.
---------------------------------------------------------------------

                       Securities and Exchange Commission
                             Washington, D.C. 20549

                                    Form S-8

                             REGISTRATION STATEMENT
                                      UNDER
                           THE SECURITIES ACT OF 1933

                                ARIEL CORPORATION
             (Exact name of registrant as specified in its charter)

            Delaware                                      13-3137699
  (State or Jurisdiction of                 (I.R.S. Employer Identification No.)
Incorporation or Organization)

                                 2540 Route 130
                           Cranbury, New Jersey 08512
                    (Address of principal executive offices)


                             1995 STOCK OPTION PLAN
                              (Full Title of Plan)

                               Anthony M. Agnello
                                Ariel Corporation
                                 2540 Route 130
                           Cranbury, New Jersey 08512
                                 (609) 860-2900
                      (Name, Address and telephone number,
                   including area code, of agent for service)

                                 with a copy to:

                              Harold W. Paul, Esq.
                              Berger & Paul, L.L.P.
                                630 Third Avenue
                            New York, New York 10017
                                 (212) 661-2727

                         CALCULATION OF REGISTRATION FEE
                         -------------------------------

====================================================================================================================
  Title of                                    Proposed maximum        Proposed maximum                 Amount of
Securities to             Amount to be         offering price        aggregate offering               registration
be registered             registered            per share (1)             price (2)                       fee
--------------------------------------------------------------------------------------------------------------------
Common Stock,              600,000                 $7.50                $4,500,000.00                   $1,363.50
par value $.001
per share
====================================================================================================================


(1) The proposed maximum offering price per share is disclosed in accordance with Rule 457(c) and (h) promulgated under the Securities Act of 1933, as amended.

(2) The proposed maximum aggregate offering price is the total of unissued options remaining in the 1995 Plan, as amended, - 600,000 - at the closing price on Nasdaq on July 8, 1997 of $7.50 in accordance with Rule 457(h) under the Securities Act of 1933, as amended.

                                   ----------

         The amount being registered represents the maximum number of shares of Common Stock that may be issued by the Company upon the exercise of all remaining 1995 plan options. Pursuant to Rule 416, there are also being registered additional shares of Common Stock as may become issuable pursuant to the anti-dilution provisions of all plans.

         In accordance with the provisions of Rule 462 promulgated under the Securities Act of 1933, as amended, the Registration Statement will become effective upon filing with the Securities and Exchange Commission.

         The Registration Statement, including all exhibits and attachments, contains 16 pages. The exhibit index may be found on page 11 of the consecutively numbered pages of the Registration Statement.

                                     PART I

              INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS


Item 1.           Plan Information.*

Item 2.           Registrant Information and Employee Plan Annual Information.*

         * Information required by Part I to be contained in the Section 10(a) prospectus is omitted from this Registration Statement in accordance with Rule 428 under the Securities Act of 1933 and the Note to Part I of Form S-8.

                                     PART II

               INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.           Incorporation of Documents by Reference.

         The following documents previously filed by the Registrant with the Securities and Exchange Commission (the "Commission") are incorporated herein by reference in this Registration Statement:

         (a) The contents of the earlier Registration Statement on Form S-8 filed under File # 333-5196 on July 3, 1996;

         (b) The Registrant's Annual Report on Form 10-K for the fiscal year ended December 31, 1996, filed with the Securities and Exchange Commission (the "Commission") pursuant to Section 13(a) of the Securities Exchange Act of 1934 (the "Exchange Act");

         (c) The Registrant's Quarterly Report on Form 10-Q for the quarterly period ended March 31, 1997, filed with the Commission pursuant to Section 13(a) or 15(d) of the Exchange Act;

         (d) The Registrant's Proxy Statement dated May 14, 1997; and

         (e) The description of the Company's common stock, par value $.001 per share (the "Common Stock"), contained in the Registrant's 8-A Registration Statement filed with the Commission pursuant to Section 12(g) of the Exchange Act, including any subsequent amendment(s) or report(s) filed for the purpose of updating such description.

         All documents subsequently filed by the Registrant pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act, prior to the filing of a post-effective amendment which indicates that all securities offered have been sold or which de-registers all securities then remaining unsold, shall be deemed to be incorporated by reference in this Registration Statement and to be a part hereof from the respective date of filing of such documents. Any statement contained in a document incorporated by reference herein is modified or superseded for all purposes to the extent that a statement contained in this Registration Statement or in any other subsequently filed document which is incorporated by reference modifies or replaces such statement.

Item 4.           Description of Securities.

         The Common Stock of the Registrant is registered under Section 12 of the Exchange Act.

Item 5.           Interests of Named Experts and Counsel.

         Certain legal matters in connection with the shares of common stock being registered are being passed upon by Berger & Paul L.L.P., 630 Third Avenue, New York, New York 10017, counsel to the Registrant. Harold W. Paul, a member of the firm, owns 31,500 common shares including 10,000 shares issuable upon the exercise of options previously registered under the earlier Registration Statement.


Item 6.           Indemnification of Directors and Officers.

         Section 145 of the General Corporation Law of Delaware permits a corporation to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or contemplated action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation), by reason of the fact that he is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against expenses (including attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred in connection with such action, suit or proceeding if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had not reasonable cause to believe his conduct was unlawful.

         A corporation also may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or contemplated action or suit by or in the right of the corporation to procure a judgment in its favor by reason of the fact that he is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against expenses (including attorneys' fees) actually and reasonably incurred by him in connection with the defense or settlement of such action or suit if he acted in good faith and in a manner he reasonably believed to be in or not opposed to be best interests of the corporation. However, in such an action by or on behalf of a corporation, no indemnification may be made in respect of any claim, issue or matter as to which the person is adjudged liable to the corporation unless and only to the extent that the court determines that, despite the adjudication of liability but in view of all the circumstances, the person is fairly and reasonably entitled to indemnity for such expenses which the court shall deem proper.

         In addition, the indemnification provided by Section 145 shall not be deemed exclusive of any other rights to which those seeking indemnification may be entitled under any by-law, agreement, vote of stockholders or disinterested directors or otherwise, both as to action in his official capacity and as to action in another capacity while holding such office.

         The Amended and Restated Certificate of Incorporation of the Company and the Bylaws of the Company provide for indemnification of directors and officers of the Company to the fullest extent permitted by law, as now in effect or later amended. The Bylaws provide that expenses incurred by an officer or director in defending a civil or criminal action, suit, or proceeding may be paid by the Company in advance of final disposition upon receipt of an undertaking by or on behalf of such person to repay such amount if it ultimately is determined that such person is not entitled to be indemnified by the Company.

         The Company may provide liability insurance for each director and officer for certain losses arising from claims or charges made against them while acting in their capacities as directors or officers of the Company. The Company currently maintains such liability insurance.


Item 7.           Exemption from Registration Claimed.

         Not applicable.


Item 8.           Exhibits.

Exhibit No.                Description
-----------                -----------

         The Registrant incorporates by reference Exhibits numbered 4.1 through
4.20 filed as part of the earlier Registration Statement on Form S-8 under File # 333-5196.

   5.1                     Opinion of Berger & Paul, L.L.P.

   23.1                    Consent of Coopers & Lybrand, L.L.P.

   23.2                    Consent of Berger & Paul (included in Exhibit 5.1)

Item 9.           Undertakings.

         (a)      The undersigned Registrant hereby undertakes:

         (1) To file, during any period in which offers or sales are being made, a post-effective amendment or appendix to this registration statement:

                  (i) To include any prospectus required by section 10(a)(3) of the Securities Act of 1933;

                 (ii) To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement;

                (iii) To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the registration statement;

         Provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the Registration Statement is on Form S-3 or Form S-8, and the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by the Registrant pursuant to
Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the Registration Statement.

         (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

         (3) To remove from registration by means of post-effective amendment any of the securities registered which remain unsold at the termination of the offering.

         (b) The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the Registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (and were applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

         (c) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing procedures, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by a final adjudication of such issue.

                                  EXHIBIT INDEX
                                  -------------


Exhibit No.                Description
-----------                -----------

   5.1                     Opinion of Berger & Paul

   23.1                    Consent of Coopers & Lybrand, L.L.P.

   23.2                    Consent of Berger & Paul (included in Exhibit 5.1)